NEWS RELEASE	Exhibit 99.1

For further information, please contact Earle A. MacKenzie at 540-984-5192.

SHENANDOAH TELECOMMUNICATIONS COMPANY

REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

EDINBURG, VA, (July 25, 2007) – Shenandoah Telecommunications Company (Shentel, NASDAQ: SHEN) announced financial results for the second quarter of 2007. Net income for the second quarter increased to $5.9 million, a 113.7% increase from $2.8 million for the same period in 2006. Year-to-date net income was $10.0 million, a 104.8% increase from $4.9 million for the same period in 2006, excluding the one-time, net of tax gain of $6.4 million the Telephone Company recorded in 2006 related to the liquidation of the Rural Telephone Bank. Fully diluted earnings per share for the second quarter of 2007 were $0.25 and year-to-date $0.43, compared to $0.12 and $0.49 for the same periods last year, respectively. Earnings per share for all periods reflect the previously announced three-for-one stock split with a record date of August 2, 2007.

Second Quarter Highlights

For the quarter ended June 30, 2007, net income was $5.9 million, compared to $2.8 million in the second quarter of 2006. The Company’s total revenues for the second quarter of 2007 were $35.1 million, compared to $41.4 million for the same quarter in 2006. The decrease in the Company’s revenue is a result of the change in presentation of PCS revenues and expenses to conform to the new terms of the Management Agreement signed with Sprint Nextel in March 2007 retroactive to January 1, 2007. Operating income for the quarter was $9.7 million, an increase of $5.0 million from the second quarter of 2006. The increase was a result of the outstanding performance of the Company’s PCS operations.

PCS Operations

The Company continued to experience strong growth in wireless as a Sprint PCS Affiliate of Sprint Nextel, with second quarter net income of $4.8 million, a $2.6 million increase over the second quarter of 2006. Year-to-date net income was $9.1 million, compared to $3.5 million in 2006. PCS revenue decreased by $6.0 million, to a total of $21.8 million, compared to the same period last year due to the change in presentation effective January 2007. PCS operating income was $8.0 million in the second quarter of 2007, compared to $4.1 million in the second quarter of 2006. Year-to-date operating income was $15.3 million, an increase of $8.7 million or 130.5% over 2006.

The Company’s Sprint PCS retail wireless customer count at June 30, 2007 was 172,983. During the second quarter, net retail customers increased by 7,835, a 35.7% increase in net additions compared to the second quarter of 2006. Year-to-date, net retail customers have increased by 19,480, a 68.2% increase in net additions compared to the first six months of 2006. The Company’s second quarter churn was 1.7% compared to 1.9% in the second quarter of 2006.

Telephone Operations

Second quarter net income for the local telephone operations was $2.4 million, an increase of $0.3 million or 9.1% from the same quarter last year. The operating income of the local telephone operations for the second quarter of 2007 was $3.7 million, an increase of $0.3 million from 2006. Telephone had 24,738 access lines at June 30, 2007, a decrease of 92 from December 31, 2006.

Converged Services

Revenue for the second quarter of 2007 was $2.5 million, a decrease of $0.1 million from the same quarter last year. The operating loss was $2.2 million for the second quarter of 2007, an improvement of 11.0% from the same period in 2006. At June 30, 2007, Converged Services had 19,204 Internet users, 8,735 video users and 4,169 voice users compared to 18,719, 7,374 and 8,797 users respectively, at June 30, 2006. The Company plans to bring eight new MDU complexes, with a total of 1,350 apartments, into service in the third quarter. The second quarter results for both years reflect the effects of fewer college customers during the summer months.

Other Operations

The Company ended the second quarter with 16,123 Dial-up and Broadband Internet customers, of which 7,222 access the service through Digital Subscriber Lines (DSL). This represents a 34.4% increase in DSL customers, but an overall decrease of 762 Internet customers from June 30, 2006. Over 29% of the Company’s access lines currently use the Company’s DSL service. Dial-up customers, primarily outside of the Company’s DSL footprint, continue to migrate to other high-speed alternatives.

Other Information

The Company’s 2007 second quarter capital expenditures and commitments were $5.4 million and it had cash and cash equivalents at June 30, 2007 of $23.3 million. At June 30, 2007, the debt/equity ratio was 0.16; and debt as a percent of total assets was 11.1%. As previously announced, the Company will have a three- for-one stock split with a record date of August 2, 2007.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

Condensed Consolidated Balance Sheets

	June 30, 2007	December 31, 2006

Cash and cash equivalents	$23,256	$13,440
Other current assets	19,871	17,423
Total securities and investments	9,666	7,075

Property, plant and equipment	281,401	274,061
Less accumulated depreciation	131,470	118,417

Net property, plant and equipment	149,931	155,644

Other assets, net	13,938	14,138

Total assets	$216,662	$207,720

Current liabilities, exclusive of current
maturities of long-term debt $4,177 and
$4,109, respectively	$17,503	$17,171
Long-term debt, including current maturities	23,978	26,016
Total other liabilities	29,049	29,344
Total shareholders’ equity	146,132	135,189

Total liabilities and shareholders’ equity	$216,662	$207,720

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION
(unaudited)
(In thousands, except per share amounts)

Condensed Consolidated Statements of Income

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Revenues	$35,101	$41,426	$68,149	$81,266

Cost of goods and services	11,068	17,563	22,470	34,447
Depreciation and amortization	7,225	7,114	14,313	13,653
Selling, general and administrative	7,070	11,977	14,544	24,204

Operating income	9,738	4,772	16,822	8,922

Interest expense	472	610	979	1,258
Other income	(751)	(520)	(1,067)	(11,160)
Income tax provision	4,070	1,899	6,892	7,421

Net income before change in accounting	5,947	2,783	10,018	11,403

Cumulative effect of a change in accounting,
net of income taxes	—	—	—	(77)

Net income	$5,947	$2,783	$10,018	$11,326

Basic net income (loss) per share:
Net income before cumulative effect of a
change in accounting, net of taxes	$0.25	$0.12	$0.43	$0.49

Cumulative effect of a change in accounting,
net of income taxes	—	—	—	—

Net income per share, basic	$0.25	$0.12	$0.43	$0.49

Diluted net income (loss) per share:
Net income before cumulative effect of
change in accounting, net of taxes	$0.25	$0.12	$0.43	$0.49

Cumulative effect of a change in accounting,
net of income taxes	—	—	—	—

Net Income per share, diluted	$0.25	$0.12	$0.43	$0.49

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